TECO ENERGY

                                                      FOR IMMEDIATE RELEASE

 CONTACT:  MIKE MAHONEY
           OFFICE: (813) 228-4271
           HOME: (813) 991-6222
           INTERNET: HTTP://WWW.TECOENERGY.COM

 TECO ENERGY, INC. EXTENDS SHAREHOLDER RIGHTS PLAN

      TAMPA, OCTOBER 21, 1998 -- TECO Energy, Inc. (NYSE/TE) announced today that it has extended its shareholder rights plan on substantially the same terms as the Company's existing rights plan. Under the rights plan, as extended, the exercise price of the stock purchase rights is $90, and the threshold percentage of beneficial ownership at which the stock purchase rights separate from the Company's common stock and at which the rights "flip in" and entitle holders to purchase Company common stock at a discount is 10%.

     The extension of the rights plan was effected by adoption of a successor rights plan to take effect upon expiration (or earlier termination) of the existing rights plan. In accordance with the successor plan, new stock purchase rights will be distributed to holders of record of the Company's common stock at the time the existing rights plan terminates. The rights plan, as extended, will expire in 2009.

      As with shareholder rights plans generally, the Company's rights plan, as extended, is designed to enable the Company's board of directors to protect shareholder interests in the event of an unsolicited attempt to acquire the Company. The Company believes that coercive and inadequate takeover attempts continue to present risks to both short-term and long-term shareholder interests and, accordingly, are not in the best interests of the Company and its shareholders. The extension of the Company's existing rights plan is designed to enable the Company's board of directors to continue to act effectively in protecting shareholder values upon expiration of the current plan. The Company's rights plan, as extended, is not aimed at preventing a takeover, but rather at better ensuring that any potential acquirer negotiates with the Company's board of directors prior to attempting a takeover. The Company's management is not now aware of any specific effort to acquire control of the Company.

      TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Transport, TECO Coal, TECO Coalbed Methane, TECO Power Services, Peoples Gas Company, Bosek, Gibson and Associates and TeCom.